EX-99.1
                                                    Stonefield Josephson, Inc.
                                                    Certified Public Accountants
                                Business Advisors

                                  June 10, 2003



Mr. Douglas P. Brown
President
Global Medical Products Holdings, Inc.
1804 Garnet Avenue
PMB #387
San Diego, California 92109

Dear Doug:

Enclosed is a listing of open issues as of December 31, 2002 for Global medical Products Holdings, Inc.

As indicated in your letter of June 8, 2003, you state, "I would appreciate if you would address the following in two separate letters to the Company and directed to me:

         o All open accounting issues relating to Global Medical Products Holdings, Inc. which includes a statement that there are no further issues to be addressed other than those listed;

         o All issues relating to the footnotes of the financial statements for Global Medical Products Holdings, Inc. and that there are no further issues relating to those footnotes."

Without trying to complicate an already complicated process, it is very difficult for any auditor to make a statement that there will not be any further issues to be addressed as many times information addressed during an audit opens a door to other questions. Therefore, it is impossible for me to guarantee the first bullet point above.

Regarding the second bullet point, until we are confident on all open issues, it will be impossible for me to guarantee this as well.

To expedite the process, I have reviewed Susanna Jue's list of open issues. I did not spend an inordinate amount of time editing her list; therefore, please excuse the informal presentation.

Please review and let's discuss and fine-tune as soon as possible. We will then collectively decide on where we go from there.

Sincerely,

/s/ Jeff Garrison
President

JG:rs
cc:      Bruce Barren
         Karl Rolls
         Susanna Jue
         Sam Wild

EX-99.1
                                 GLOBAL MEDICAL
                            OPEN ISSUES FOR 12-31-02


1. Determine the proper lawsuit settlement costs of the Company with the Barren Group pending resolution of the outstanding issues below.

2. Conclude how the investments made by the Barren Group were recorded in the prior period. The amount needs to be subtracted from the lawsuit settlement if these were recorded in the proper period. As of now, Doug Brown could not find any evidence that such investments or services were recorded prior to 12-31-01. He said the investments claimed by the Barren Group were taken by the Chairman. The Chairman then in turn loaned the money to the Company. If this is true, we ask you to supply evidence toward this conclusion.

3. The prior accountant amended the 12-31-01 10KSB for G&A expenses of approximately $160,000. What is the nature of these prior period adjustments? Does it relate to the lawsuit settlement? Please provide the detail.

4. Amount of officer loan to Kallmann was written down during the year and recorded as a gain from forgiveness of debt in 2002. If this is related to Barren investment, it should be written off against the settlement cost to avoid the possibility of overstatement of gain in 2002 and overstatement of loss in 2001.

5. The predecessor accountant challenged the actual period of the lawsuit settlement. The settlement agreement signed in December 2001, used for the basis of our conclusion for recording the prior adjustment, was questioned by the prior accountant as a document that was created by the client. The client needs to provide the proper documentation and support their position.

6. Need response from Weinberg on letter sent regarding the prior period adjustments. (See #3)

7. Need supporting document to back-up the change of the lawsuit settlement term of giving up 50.9% of Company interest into 52.5%. (Agreement stated 50.9% and client claimed 52.5%).

8. The Company had various acquisitions during the year. Provide an agreement or document supporting the acquisitions if not already done so. There is more than one "Agreement in Principle" for the Global Glass Source acquisition. Each one has somewhat different terms. Clarify the actual terms of the purchase agreement and ascertain that all terms have been followed. Need to know the actual consideration and contingencies for the acquisition. Clarify the actual shares issued for the finder fee of 10% vs. 4% as stated in the agreement. Clarify the amendment to the "Agreement in Principle". Has the purchase of preferred shares by using common shares taken place? Is this related to another agreement between the Company and JWG Enterprises, Inc on the purchase of preferred stock by giving up common stock? Who is JWG Enterprises? Why does JWG Enterprises purchase preferred stock? What is the underlying reason for the transaction? How did you come up with the ratio on the exchange of these shares?

9. Why is there a long-term delay on closing? Is it caused by change of terms such as additional consideration or conditions?

10.      Need the financial statements of companies being acquired.

11. Need to confirm directly with the sellers on change of terms, if any, status of the acquisitions, and their understanding of when the transaction closed or will be closed. Provide to us the current status of the acquisition.

EX-99.1

12. Shares for the acquisitions were issued before 12-30-02 to certain parties. Need full disclosures of the relationship of the parties involved. Explain reasons for shares issued to sellers even though transactions were not closed.

13. Simson Fok who owns one share of Global Glass Source signed the acquisition agreement of Global Glass Source. The acquisition agreement also states that Lin Group is the 100% owner of Global Glass Source and he received shares related to this acquisition. However, another record indicates that Wong Hoi Yim is the 99% current owner of Global Glass. Please clarify all these ownership issues and whether Wong approved the sale of Global Glass.

14. Need to know the status of the Chinese government approval on all acquisitions and why it has taken so long. Provide supporting documents to substantiate the current status of these transactions.

15. 10KSB or 10Q SB filing earlier mentioned the Company is acquiring H & H Glass in U.S. which is owned by Lin, and is the only customer of Global Glass Source in H.K. What happened to that transaction?

16. The attorney provided a letter regarding the shares issued to Doug Brown, John Rolls and Barren are not subject to payroll taxes. Since we could not obtain prior year work papers from prior accountants, the attorney should attest to us that the Company does not owe any of the payroll taxes related to the issuance of shares in the prior years. Per 12-31-01 10KSB, annual compensation stated that Kallmann, ex-Chairman of Global Medical, received $975,063, Doug Brown $81,625 and John Rolls $83,000 of compensation from stock issuance. If accrued payroll taxes were required on the above and not yet paid, we need to reflect these accrued payroll tax liabilities on the current year financial statements also.

17. Please provide the deferred consulting fees from prior year and amortization related to it.

18. Please reconcile the open equity balance on QuickBooks to the prior year's audited balances and how the write-off of Kallmann's note was recorded on QuickBooks.

19. Prior Year Statement - We need acknowledgement from Weinberg that the prior year's financial statements that they audited are being restated. If they want to allege that the settlement agreement that we reviewed was contrived, then we can get third party verification of its legitimacy - document with outside attorneys, etc. I had tried to explain this to Doug Brown, but I am still not sure that he realizes that the all is in his court on this issue.

20.      Please provide client representation letter.